DSI REALTY INCOME FUND VI
(A California Real Estate Limited Partnership)

BALANCE SHEETS(UNAUDITED), SEPTEMBER 30, 1999 AND DECEMBER 31, 1999

                             September 30,        December 31,
                                 1999                1998
ASSETS

CASH AND CASH EQUIVALENTS     $  908,262         $  546,110
PROPERTY, Net                  3,217,974          3,513,086
OTHER ASSETS                      56,514             54,810

TOTAL                         $4,182,750         $4,114,006

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)

LIABILITIES                     $356,702           $364,781

PARTNERS' EQUITY (DEFICIT):
General Partners                 (55,025)           (55,794)
Limited Partners               3,881,073          3,805,019
     Total partners' equity    3,826,048          3,749,225

TOTAL                         $4,182,750         $4,114,006


See accompanying notes to financial statements (unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

                              September 30,      September 30,
                                  1999               1998
REVENUES:
Rental Income                   $741,280           $703,399
Interest                           2,377              4,671
     Total revenue               743,657            708,070

EXPENSES:
Operating                        361,922            315,462
General and administrative        54,819             50,638
     Total expenses              416,741            366,100

NET INCOME                      $326,916           $341,970

AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners            $323,647           $338,550
    General partners               3,269              3,420
TOTAL                           $326,916           $341,970
NET INCOME PER
   LIMITED PARTNERSHIP UNIT       $13.63             $14.25

LIMITED PARTNERSHIP
  UNITS USED IN PER
  UNIT CALCULATION                23,753             23,753


See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998


                               September 30,    September 30,
                                   1999             1998


REVENUES:
Rental income                   $2,146,460        $2,046,450
Interest                             7,112            11,850

Total revenues                   2,153,572         2,058,300

EXPENSES:
Operating                        1,060,280           985,345
General and administrative         206,709           197,127

Total expenses                   1,266,989         1,182,472

NET INCOME                         886,583           875,828

AGGREGATE NET INCOME ALLOCATED TO:
Limited Partners                   877,717           867,070
General Partners                     8,866             8,758

TOTAL                              886,583           875,828

NET INCOME PER LIMITED
PARTNERSHIP UNIT                     36.95             36.50

LIMITED PARTNERSHIP UNITS
USED IN PER UNIT CALCULATION        23,753            23,753

See accompanying notes to financial statements (unaudited).

STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

                                GENERAL       LIMITED
                                PARTNERS      PARTNERS       TOTAL


EQUITY AT JANUARY 1, 1998       ($52,270)    $4,153,818   $4,101,548

NET INCOME                         8,758        867,070      875,828
DISTRIBUTIONS                     (8,097)      (801,663)    (809,760)

EQUITY AT SEPTEMBER 30, 1998    ($51,609)    $4,219,225   $4,167,616

BALANCE AT JANUARY 1, 1999      ($55,794)    $3,805,019   $3,749,225

NET INCOME                         8,866        877,717      886,583
DISTRIBUTIONS                     (8,097)      (801,663)    (809,760)

BALANCE AT SEPTEMBER 30, 1999   ($55,025)    $3,881,073   $3,826,048


See accompanying notes to financial statements (unaudited).


STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

                                    September 30,      September 30,
                                        1999               1998

CASH FLOWS FROM OPERATING
 ACTIVITIES:

Net income                           $ 886,583          $ 875,828
Adjustments to reconcile net
  income to net	cash provided
  by operating activities:
     Depreciation                      314,415            314,415
  Changes in assets and liabilities:
     Increase in other assets           (1,704)           (47,118)
     (Decrease)increase in liabilities  (8,079)            20,511
Net cash provided by operating
  activities                         1,191,215          1,163,636

CASH FLOWS FROM INVESTING ACTIVITIES -
Additions to property                  (19,303)           (12,413)

CASH FLOWS FROM FINANCING ACTIVITIES -
     Distributions to partners        (809,760)          (809,760)

NET INCREASE IN CASH AND
 CASH EQUIVALENTS                      362,152            341,463

CASH AND CASH EQUIVALENTS:
At beginning of period                 546,110            529,808
At end of period                     $ 908,262          $ 871,271

See accompanying notes to financial statements (unaudited).


DSI REALTY INCOME FUND VI
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL

DSI Realty Income Fund VI (the "Partnership"), a limited partnership, has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 23,753 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of September 30, 1999, and for the periods ended September 30, 1999 and 1998, is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

Properties owned by the Partnership are all mini-storage facilities. Depreciation is calculated using the straight line method over the estimated useful life of 20 years. The total cost of property and accumulated depreciation at September 30, 1999, is as follows:

        Land                             $ 1,759,000
        Buildings                          8,429,963
        Furniture and Equipment               35,185
        Total                             10,224,148
        Less: Accumulated Depreciation   ( 7,006,174)
        Property - Net                   $ 3,217,974


3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.